Exhibit 97.1
CLAWBACK POLICY

1. POLICY

This Clawback Policy (this “Clawback Policy”) of Red Rock Resorts, Inc. (the “Company”) is intended to comply with the applicable listing regulations of the NASDAQ (the “NASDAQ”) that have been implemented pursuant the newly-adopted clawback rules under the U.S. Securities Exchange Commission (the “SEC”).

2. APPLICABILITY

This Clawback Policy applies to all current or former “Officers” of the Company (as defined below) who received Excess Incentive Compensation (as defined below) during the Recoupment Period (as defined below). For purposes of this Clawback Policy, “Officers” means the Company’s chief executive officer, president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person who performs similar policymaking functions for the Company. Officers of the Company’s parent companies or subsidiaries are deemed Officers of the Company if they perform such policy making functions for the Company.

3. RECOUPMENT/CLAWBACK

In the event of a Restatement (as defined below), the Board of Directors shall require a current or former Officer to reimburse, repay or forfeit any Excess Incentive Compensation (as defined below) received by such Officer at any time during the three completed fiscal years immediately preceding a Restatement Determination (as defined below) (such period, the “Recoupment Period”). For purposes of this Clawback Policy, Incentive Compensation is deemed “received” during the Company’s fiscal period during which the financial reporting measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

“Excess Incentive Compensation” means, as determined on a pre-tax basis, that amount of Incentive Compensation that was received by the Officer during the Recoupment Period and following the effective date of this Clawback Policy, based on the incorrectly reported financial results of the Company, over the Incentive Compensation that would have been received by the Officer if such amount(s) had been determined based on the financial results of the Company set forth or reflected in the Restatement, in each case, as determined by the Compensation Committee of the Company and approved by the Board of Directors. If the Compensation Committee cannot reasonably determine the amount of Excess Incentive Compensation received by the Officer based on the information set forth or reflected in the Restatement, then it will make its determination based on a reasonable estimate of the effect of the Restatement on the Company. No member of the Board of Directors shall participate in or approve any determinations with respect to his or her own Excess Incentive Compensation .

“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the SEC.

“Incentive Compensation” means any cash, equity-based or equity-linked compensation to the extent the amount is paid, earned, vested or granted based wholly or in part on the attainment of Financial Reporting Measures.

“Restatement” means an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements, or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Restatement Determination” means the earlier to occur of (i) the date the Company’s Board of Directors, applicable committee and/or management concludes (or reasonably should have concluded) that a Restatement is required or (ii) the date a regulator, court or other legally authorized entity directs the Company to prepare a Restatement of a previously issued financial statement.

In the event of a Restatement, the Compensation Committee shall promptly determine the amount of any Excess Incentive Compensation for each Officer in connection with such Restatement and shall promptly thereafter provide each Officer with a written notice containing the amount of Excess Incentive Compensation and a demand for repayment or return, as applicable. The Compensation Committee shall have discretion to determine the appropriate means of recovery of Excess Incentive Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to shareholders of delaying recovery. The right of recovery under this Clawback Policy shall run in favor of the Company and its parents and subsidiaries.

5. ADMINISTRATION OF CLAWBACK POLICY

Administration of this Clawback Policy is incumbent on the Board of Directors of the Company, and may be delegated to an applicable committee. Any determinations made by the Board of Directors (or the committee, as applicable) shall be final and binding on all affected individuals.

This Clawback Policy is subject to modification for any and all reasons (particularly, to adjust this Clawback Policy to reflect changes in laws and regulations or the interpretation thereof), as the Compensation Committee or the Board of Directors may deem necessary or appropriate.

Notwithstanding anything set forth herein to the contrary, the Company shall not be required to seek recovery of compensation under this Clawback Policy (i) if the Company reasonably determines that the direct expenses to be paid to a third party to recover the Excess Incentive Compensation would exceed the amount of the compensation to be recovered, making recovery impracticable, and provides all required information to the NASDAQ, (ii) if recovery would be in violation of home country law which law was adopted prior to November 28, 2022; provided, that, before determining that it would be impracticable to recover any amount of Excess Incentive Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to the NASDAQ, that recovery would result in such a violation and a copy of the opinion is provided to the NASDAQ, or (iii) if recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. In connection with the foregoing, a majority of the independent directors serving on the Board of Directors or the Compensation Committee must also make a determination that, as a result of any or all of the foregoing, recovery under this Clawback Policy would be impracticable.

6. NO INDEMNIFICATION

None of the Company or any of its subsidiaries shall be permitted to indemnify any Officer against (i) the loss of any Excess Incentive Compensation that is repaid, returned or recovered pursuant to the terms of this Clawback Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Clawback Policy.

7. EFFECTIVENESS OF CLAWBACK POLICY

This Clawback Policy will become effective on November 30, 2023 or, if later, the date of its approval by each of the Board of Directors and the Compensation Committee, and will thereafter remain in effect for an indefinite period of time, provided, however, that this Clawback Policy may be suspended or terminated by a majority of the independent directors on the Board of Directors or by the Compensation Committee at any time.
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